Exhibit 23.1

[Letterhead of Cherry, Bekaert & Holland, L.L.P.]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-103218, 333-77657 and 333-111228) of Citizens South Banking Corporation of our report dated June 26, 2012, related to the statements of net assets available for benefits of as of December 31, 2011 and 2010 and the related statement of changes in net assets available for benefits for the year ended December 31, 2011 which are included in the December 31, 2011 Annual Report on Form 11-K of Citizens South Bank Employees’ Savings & Profit Sharing Plan.

/s/ Cherry, Bekaert & Holland, LLP

Gastonia, North Carolina
June 26, 2012